Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ESTIMATES FOURTH QUARTER 2008 EARNINGS AND
GIVES EARNINGS GUIDANCE FOR 2009

February 10, 2009 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced estimates of its fourth quarter 2008 earnings and gave earnings guidance for 2009. TETRA is expected to report a loss of approximately $0.26 per share for the fourth quarter of 2008, while full-year 2008 earnings are expected to be about $0.40 per share. The fourth quarter estimated results include significant charges to Maritech for impairments and hurricane related costs and a negative tax-rate adjustment. TETRA is estimating 2009 earnings at between $0.70 and $0.90 per share. These earnings estimates are before discontinued operations, are fully diluted and do not include any yet to be quantified charges related to the impairment of assets in accordance with SFAS No. 142 (“Goodwill and Other Intangible Assets”). All of the 2008 results in this press release represent estimates, and are subject to completion of our normal year-end closing process. As previously announced, final audited 2008 results will be released on February 27.

Geoffrey M. Hertel, President and Chief Executive officer, stated, “The effects of adjustments to Maritech’s earnings from hurricane disruptions and repairs, coupled with impairments primarily due to commodity price changes, more than offset relative strength in our other operations.

“During the fourth quarter, WA&D Services approximated its second best quarterly pre-tax earnings in its history (this is normally a seasonally weak quarter), Production Enhancement set an all time record for quarterly earnings and Fluids improved from third quarter earnings levels, while Maritech incurred both storm related charges and impairments (primarily from lower future commodity price assumptions).

“The approximate $16.4 million of estimated earnings for WA&D Services in the fourth quarter was exceptional, given that this is normally a seasonally weak period. The storms cut back on activity levels for some of our services for a period, but during much of the quarter, storm related work for diving and cutting more than made up for the normal seasonal weakness in other business units of WA&D Services.

“As has been the case in many quarters, Production Enhancement should set a new all-time quarterly earnings record for the division in the fourth quarter. We experienced nominal hurricane disruption and our international testing business continued to grow.

“The hurricanes and the associated clean-up materially impacted our Fluids operations in the fourth quarter. Until some of our recent international contract awards (e.g., the previously announced Petrobras contract) and longer-term deepwater GOM projects begin, a large part of our offshore fluids business is centered on the shelf of the GOM. This concentration hurt us following the storms. We did, however, improve Fluids earnings in the latest quarter versus 2008’s third quarter.

“In addition to operational issues following the hurricanes, Maritech incurred a total of approximately $45 million of impairments, hurricane repairs not covered by insurance, and dry hole costs in the fourth quarter of 2008. Of the $45 million, approximately $11 million constituted a current cash cost to TETRA. A significant portion of the impairments were caused by reduced commodity prices, which are not allowed to be offset by our hedges. This created substantial write-offs in the quarter. The loss of production from shut-in wells following the third quarter hurricanes also resulted in a significant reduction in revenues and earnings. The decreased production resulted in most of Maritech’s 2008 derivatives being disqualified for hedge accounting. Such contracts generated $6.6 million of gains which were recorded as other income in corporate overhead rather than being matched with Maritech operating results.

“In summary, while Maritech certainly suffered from the effects of the hurricanes, preliminary estimates indicate that many of TETRA’s other businesses actually had a relatively strong fourth quarter. In particular, we were gratified to see the continuing operational improvement in the WA&D Services group. This was the area 18 months ago that was very inefficient and led to questions regarding our effectiveness. Clearly, TETRA appears to be operating this business in a much more controlled and efficient fashion.

“Estimated profits before tax in the fourth quarter for our business segments, before any potential impact from SFAS No. 142, are: Fluids – $4,964,000; WA&D Services – $16,379,000; Maritech – a loss of $58,689,000; and, Production Enhancement – $17,423,000.

“None of the estimated earnings for 2008 include any impact from potential goodwill impairments pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets.” With the dramatically reduced market prices for many companies, a question can arise regarding whether a company’s goodwill is impaired. We are currently evaluating whether we need to impair TETRA’s goodwill, because of our current reduced market price. If an impairment is required, that impairment could be material. However, at the time of this press release, we are unable to estimate the amount or range of amounts of such impairment, if taken.”

2009 Earnings Guidance

Hertel continued, “The following narrative and tables summarize our expectations for 2009. Due to the dramatically changing economic environment, these estimates have more than the usual amount of risk associated with them. After recognizing that our initial 2009 estimates (based on October and November 2008 meetings with our business managers) were no longer valid, we developed new estimates based on observations of business conditions in early January of 2009. We will continue to closely monitor industry conditions and intend to actively and promptly adjust our corporate cost structure to accommodate perceived changes in our markets.

Fluids Division

“The mid-range estimates of $280 million in revenues and $37.5 million in pretax profits for 2009 for the Fluids Division are a composite of a number of factors which aggregate an $8 million pretax profit improvement versus this Division’s currently estimated 2008 results. This improvement is anticipated even though we expect our onshore fluids profits to decline in the face of lower capital expenditures by our customers. Also, our GOM shelf activity is not likely to grow materially and may in fact decline in 2009. Countering these negatives are three expected positives for Fluids: expanded international sales (particularly in Brazil), growing deepwater GOM opportunities (some already under contract), and possibly supplanting old, higher-cost completion fluids inventories with new lower-cost inventories generated out of agreements signed in the last two years.

“TETRA will be finishing the process of fully integrating its completion fluids business in the later part of 2009, with the completion of the new Arkansas facility. This plant should begin to generate a return in late 2009. To finish the facility, TETRA will invest approximately $60 million in the first three quarters of 2009. The benefits of the new plant and the associated agreements are expected to become more apparent in 2010 through 2012, especially as we fulfill our deepwater GOM and Brazilian contracts.

Well Abandonment & Decommissioning Services

“We are estimating a mid-range of $270 million of revenues and $44 million of pretax profits from WA&D Services in 2009. This is about $10 million of pretax profits better than currently estimated 2008 results. While we anticipate a slowdown in 2009 versus the hectic after-Ike activity in the GOM, this is anticipated to remain a strong market in 2009. Additional downed structures from Hurricane Ike, the desire of industry to remove other standing structures prior to new storms, and escalating insurance costs (and reduced insurance coverage), are expected to combine to stimulate a growing well abandonment and decommissioning market. We would have budgeted an even stronger year, if it were not for the fact that many of our customers may try to reduce this type of expenditure, where possible, given their liquidity constraints.

Maritech

“We are estimating a mid-range of $175 million in revenues and $4 million in pretax profits for Maritech in 2009. Production for the year is expected to average 50 – 55 MMCF/DE (one barrel equals six MCF). We are currently producing approximately 47 MMCF/DE. Maritech has 25 MMCF/D (assumes an MCF equals MMBTU) of natural gas hedged in 2009 at a weighted average hedge price of $8.97/MCF and 2,500 B/D of oil at a weighted average hedge price of $68.86/barrel. Maritech is assuming that its unhedged oil will sell at $55 a barrel and its unhedged gas will sell at $6.00 per MCF in 2009, on average. If unhedged gas averages $4.00/MCF, Maritech’s 2009 earnings would be about $6 to $7 million less. Prior to Hurricane Ike and when commodity prices were higher, we expected Maritech to produce an average of 70 –

80 MMCF/DE in 2009. The hurricane related loss of production from East Cameron (EC) 328 (from which we expect to resume production in late 2009) and our dramatic reduction in planned CapEx in 2009, have combined to lower our production estimates. We do not believe Maritech will lose any significant exploitation opportunities by postponing such activities to 2010 or later. In the meantime, Maritech will be attempting to optimize cash generation, and not earnings, in 2009. However, we do intend to reduce Maritech’s future exposure to storm damage by spending approximately $100 million in 2009 and 2010 (about $50 million in each year) on well abandonment and decommissioning activities.

Production Enhancement Division

“We are estimating a mid-range of $235 million in revenues and $66 million in pretax profits from this division in 2009. We anticipate that our domestic testing business will be negatively affected by the expected drilling slowdown in the U.S. Our continuing international growth in testing is expected to offset some of this weakness.

“During 2008, Compressco continued to grow its business both in the U.S. and internationally. Due to our current S-1 filing for a Compressco MLP and the associated limitations imposed by U.S. securities laws, we will not be elaborating on our expectations for Compressco.

Consolidated Guidance

“Due to the many imponderables surrounding our industry, we are not providing quarterly earnings guidance for 2009. However, our Fluids Division is expected to improve as older inventories are sold, deepwater projects are begun, and our Petrobras contract starts to consume significant volumes of products. It is likely that these items will occur in the later part of 2009. Historically, WA&D Services has more opportunities for activity in the second and third quarters. Finally, Maritech may once again begin production from EC 328 in late 2009. All of these factors indicate that 2009 profits should be skewed toward the second half of the year.

“Our guidance is integral to and predicated upon a number of 2009 assumptions, most of which are outside of our control. Some of the assumptions are:

1)	We assume normal weather downtime for GOM operations and nominal weather downtime for onshore U.S. and international operations.

2)	An average GOM rig count (Baker Hughes) of 52.

3)	An average U.S. rig count (Baker Hughes) of 1,185.

4)	An average international rig count of 1,030.

5)	An average unhedged oil price of $55 a barrel and average unhedged natural gas price of $6.00 per MCF (see the above text for the impact of $4.00 per MCF gas).

DIVISIONAL ESTIMATES (continuing operations)
(millions)
		Profit Before	Cash
	Revenues	Tax (PBT)	CapEx(1)		DD&A(2)

Fluids Division	$270.0 – 290.0	$34.0 – 41.0	$74.0		$18.5

WA&D Services	$255.0 – 285.0	$42.0 – 46.0	$16.0		$20.0
Maritech	$165.0 – 185.0	$0 – 8.0	$40.0	(3)	$102.0
Eliminations	($53.0)	$-	$-		$-
WA&D Division	$367.0 – 417.0	$42.0 – 54.0	$56.0		$122.0

Production Enhancement Division	$225.0 – 245.0	$62.0 – 70.0	$37.0		$28.0

Operating Divisions Total	$862.0 – 952.0	$138.0 – 165.0	$167.0		$168.5

(1) Excludes $18.0 million of Corporate, primarily the new corporate office building.
(2) Excludes $3.5 million of Corporate.
(3) Does not include $48.2 million of net cash for Maritech WA&D activities, which are not classified as CapEx.

CONSOLIDATED ESTIMATE (continuing operations)
(millions, except per share amounts)
	TETRA Earnings Guidance Range
Operating profit (divisional PBT)	$138.0	$165.0
Corporate overhead	($37.7)	($40.7)
Net interest and other expense	($17.3)	($17.3)
TETRA income before taxes	$83.0	$107.0
Provision for income taxes (35.0%)	($29.0)	($37.5)
Net income	$54.0	$69.5
Shares outstanding	77.0	77.0
Per share earnings	$0.70	$0.90

Hertel continued, “If our estimates are correct, we do not believe that we have any issues in complying with the covenants on our long-term notes or bank debt. Long-term debt is expected to peak around $480 million in May or June and then is projected to fall to slightly above $400 million by year-end 2009. At $480 million of debt, TETRA should have about $100 million unused and available credit under our bank lines. Our bank debt is scheduled to come due on June 27, 2011, and the earliest of our notes is scheduled to come due in September of 2011. TETRA invested significant capital expenditures toward growth in 2006 through 2008, and will continue to do this in Arkansas through mid-year 2009. These investments give us significant capacity to grow all of our businesses, as markets improve. Therefore, we do not anticipate a need to make large additional CapEx investments in order to generate significant cash for use in reducing debt in the 18 months (starting in July 2009), or to increase earnings,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected results of operational business segments for 2008 and 2009, expected costs associated with damage from the hurricanes and the ability to recover such costs under our insurance policies, the ability to resume operations and production from our damaged or destroyed platforms and properties, possible impairment charges, and other statements regarding our beliefs, expectations, plans, goals, future events and performance and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Geoffrey M. Hertel, 281/367-1983
Fax: 281/364-4346
www.tetratec.com